Exhibit 4.11

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 6, 2020, among Gogo Air International GmbH, a Swiss Gesellschaft mit beschränkter Haftung having its seat in Zug (the “Guaranteeing Subsidiary”), a subsidiary of Gogo Inc. (or its permitted successor), a Delaware corporation, Gogo Intermediate Holdings LLC, a Delaware limited liability company, and Gogo Finance Co. Inc., a Delaware corporation (together, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of April 25, 2019 (as amended or supplemented from time to time, the “Indenture”) providing for the issuance of 9.875% Senior Secured Notes due 2024 (the “notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.

3. LIMITATIONS TO GUARANTEE.

(a) Notwithstanding anything herein to the contrary, the payment obligations, liabilities and undertakings of the Guaranteeing Subsidiary under the Indenture or under the Notes Security Documents shall in no event (i) to the extent prohibited under Swiss law and practice then applicable at the time payment is due, exceed the amount of freely disposable reserves of the Guaranteeing Subsidiary as available for distribution to its shareholders at the time the relevant liability becomes due, including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law or (ii) to the extent prohibited under Swiss law and practice then applicable at the time payment is due, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Guaranteeing Subsidiary or (iii) otherwise be prohibited under Swiss law and practice then applicable at the time payment is due; provided that such limited amount shall at no time be less than such Guaranteeing Subsidiary’s profits and any reserves available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with Article 798 of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to the Indenture is requested from the Guaranteeing Subsidiary, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free the Guaranteeing Subsidiary from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation.

(b) Upon the Guaranteeing Subsidiary’s obligations becoming due under the Indenture or under the relevant Notes Security Documents, the Guaranteeing Subsidiary, irrespective of the effects of such obligations under the law applicable to the Indenture or the relevant Notes Security Documents, shall be liable to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including to (i) submit to its shareholders a proposal to (x) promptly pass a resolution for the distribution of dividends to its shareholders in accordance with the relevant provisions of the Swiss Code of Obligations being in force at that time and to (y) take all such other measures necessary to allow the respective payment to be made to the fullest extent of the amount available for distribution as set forth under paragraph (a) above, including, if applicable and to the extent required by Swiss corporate law, establishing an interim balance sheet of the Guaranteeing Subsidiary and obtaining a confirmation by the auditors of the Guaranteeing Subsidiary that they have examined this interim balance sheet and that the requested payment is in compliance with the applicable Swiss corporate law protecting share capital and legal reserves, and (ii) pay such dividend to its shareholders.

(c) As a consideration for its accession to the Indenture and the provision of the collateral, security rights and guarantees contemplated by the Indenture and the Notes Security Documents, the Guaranteeing Subsidiary shall receive an arm’s length remuneration to be set on the basis of a transfer pricing assessment, which will be completed by a independent third-party expert and which will take into consideration all the facts and circumstances of the transaction contemplated herein, including the benefits of such transaction to the Guaranteeing Subsidiary.

(d) If so required under applicable law (including tax treaties), the Guaranteeing Subsidiary:

(i) shall use its best efforts to ensure that the payment to be performed under this Indenture or under the Notes Security Documents can be used without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax; and

(ii) shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration.

(e) In the case of a deduction of Swiss withholding tax, the Guaranteeing Subsidiary shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under the Indenture or under the Notes Security Documents, will, as soon as possible after such deduction:

(i) request a refund of the Swiss withholding tax under applicable law (including tax treaties); and

(ii) pay to the Collateral Agent upon receipt any amount so refunded.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: March 6, 2020

GOGO AIR INTERNATIONAL GMBH

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Managing Director

ISSUERS

GOGO INTERMEDIATE HOLDINGS LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer and Treasurer

GOGO FINANCE CO. INC.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GUARANTORS

GOGO INC.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer and Treasurer

AC BIDCO LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GOGO LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer and Treasurer

GOGO BUSINESS AVIATION LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer and Treasurer

GOGO INTERNATIONAL HOLDINGS LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer and Treasurer

GOGO CONNECTIVITY LTD.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
Authorized Signatory